EXHIBIT 99.1

[LOGO] AK Steel

News Release

Contacts:    Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
                    Investors - James L. Wainscott, Senior Vice President & CFO (513) 425-5392

National Steel Accepts AK Steel’s Asset Purchase Agreement
$1.125 Billion Bid Includes National Steel Pellet Company

MIDDLETOWN, OH, January 30, 2003—AK Steel Corporation (NYSE: AKS) and National Steel Corporation have signed an Asset Purchase Agreement for AK Steel to acquire substantially all of the steelmaking and finishing assets of National Steel Corporation for $1.125 billion. Of the total, $200 million consists of the assumption of certain liabilities and the remaining $925 million would be payable to National in cash, with $450 million of that amount for net working capital. The AK Steel offer exceeded a counter-offer submitted by a competing bidder.

AK Steel said it believes the acquisition would give the company the potential to realize cost-based synergies in excess of $250 million annually. The company plans to discuss in more detail the proposed acquisition Friday, January 31, on its previously scheduled earnings conference call and web cast, which is accessible at www.aksteel.com. The call is scheduled to begin at 11:00 a.m. Eastern time.

Under the purchase agreement AK Steel would acquire National’s integrated steel plants in Ecorse and River Rouge, Michigan, and Granite City, Illinois, as well as the Midwest finishing facility in Portage, Indiana. AK Steel will also acquire the assets of National Steel Pellet Company in Keewatin, Minnesota, the administrative offices in Mishawaka, Indiana, various subsidiaries, and National’s share of the Double G joint venture in Jackson, Mississippi, as well as net working capital related to the acquired assets.

AK Steel said its offer is contingent upon regulatory and bankruptcy court approvals. In addition, the bid contemplates negotiation of a new contract with the United Steelworkers of America, which represents most of National’s hourly employees. AK Steel said its bid does not include the assumption of pension and other post-retirement employee benefits, which consist primarily of retiree health care liabilities.

“We are pleased that we have reached agreement with the board of directors of National Steel to acquire these assets,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “This represents a superior offer for National’s creditors and a tremendous opportunity for AK Steel to broaden its product line. We look forward to our scheduled meetings with the United Steelworkers to begin forming the framework of a new, competitive labor agreement,” Mr. Wardrop said.

AK Steel employees have established numerous world productivity records, including for blast furnace operations, carbon and stainless continuous casting, cold rolling and coating. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company operates steel producing and finishing facilities in Ohio, Kentucky, Pennsylvania and Indiana. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

National Steel, headquartered in Mishawaka, Indiana, filed a voluntary petition under Chapter 11 of the Bankruptcy Code in March of 2002, but has continued to operate its facilities. National operates steel producing and finishing facilities in Indiana, Illinois and Michigan. More information is available on the company’s web site at www.nationalsteel.com.

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